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                                  EXHIBIT 12.2
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS



                                                               For the Nine Months
                                                                Ended September 30
                                                               -------------------
Millions of dollars                                                1997       1996
----------------------------------------------------------------------------------

Earnings from continuing operations ........................   $    521   $    453
Provision for income taxes .................................         68        284
                                                               -------------------
         Earnings subtotal .................................        589        737
Fixed charges included in earnings:
   Interest expense ........................................        147        215
   Distribution on convertible preferred securities ........         24          2
   Interest portion of rentals .............................         21         31
                                                               -------------------
         Fixed charges subtotal ............................        192        248
Earnings from continuing operations available before
   fixed charges and preferred stock dividends .............        781        985
                                                               -------------------
Fixed charges:
   Fixed charges included in earnings ......................        192        248
   Capitalized interest ....................................         26          9
Preferred stock dividends (before-tax basis) ...............         --         29
                                                               -------------------
         Total fixed charges and preferred stock dividends .   $    218   $    286
                                                               -------------------
Ratio of earnings from continuing operations to combined
   fixed charges and preferred stock dividends .............        3.6        3.4
                                                               -------------------

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